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                                  ASSET

                                PURCHASE

                               TRANSACTION

                                 BETWEEN

                        NETWORD LONG DISTANCE, INC.

                                   AND

                        QUANTUM COMMUNICATIONS, INC.

                                  DATED

                             JANUARY 1, 1996


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                            TABLE OF CONTENTS

1.   Asset Purchase Agreement

2.   Schedule 2.3(b)(i): Qualified Customer Accounts

3.   Schedule 2.3(b)(v): Accounts Receivable

4.   Schedule 2.4: Allocation of Purchase Price

5.   Schedule 2.5: Obligations Assumed

6.   Exhibit 2.5: Agent Contracts (in globo)

7.   Schedule 3.4: Accounts Receivable (with agings)

8.   Schedule 3.5: Claims and Encumbrances

9.   Schedule 3.6: Contracts, Obligations and Commitments

10.  Schedule 3.8(a): Actions, Suits, etc.

11.  Schedule 3.8(c): Licenses, Permits, etc.

12.  Exhibit 6.1: Service Agreement

13.  Bill of Sale

14.  Master Letter of Agency

15.  Written Consent of Shareholders of Quantum

16.  Minutes of Meeting of Board of Directors of Quantum




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                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (THE "AGREEMENT") is made and entered into as of the 1st day of January, 1996 between Network Long Distance, Inc., a Delaware corporation ("PURCHASER"), and Quantum Communications, Inc., a California corporation ("SELLER").

     WHEREAS, Seller and Purchaser have entered into that certain Asset Purchase Agreement (the "APA") of even date; and

     WHEREAS, Seller and Purchaser desire to amend the APA in accordance with the terms and conditions set forth hereinbelow.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants, representations and warranties herein contained, the parties hereby agree to amend and replace the APA, in its entirety, as follows:

1.   SALE AND TRANSFER OF ASSETS

     1.1  ASSETS TO BE SOLD

          Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase from Seller, the following selected assets:

          (a) All Qualified Customer Accounts (as such term is defined below), including all customer lists, mailing lists, books, records, files, data, letters of agency and similar items related to the Qualified Customer Accounts;

          (b) All accounts receivable associated with and derived from the Qualified Customer Accounts and other mutually agreed to accounts receivable;

          (c) All of Seller's rights under any agreements, application forms, term contracts, letters of agency and all other contractual instruments related to the Qualified Customer Accounts (COLLECTIVELY, THE "CUSTOMER CONTRACTS"), including but not limited to Seller's right to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such Customer Contracts;

          (d) All customer and other deposits held or made by Seller related to the Qualified Customer Accounts; and

          (e) All dialers, T-1's and other equipment currently used by or for the customers relative to the Qualified Customer Accounts.

     1.2  ASSETS RETAINED BY SELLER


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          All assets of Seller not listed in Section 1.1 are being retained by
Seller.

2.   THE CLOSING

     2.1  PLACE AND DATE

          The closing of the purchase and sale of the Assets (THE "CLOSING") shall take place at the offices of Purchaser, 525 Florida Street, Baton Rouge, Louisiana, 70801, at or before 10:00 a.m., local time, on or before JANUARY 1, 1995, provided that the conditions set forth in Section 7 hereof have been satisfied. The date of the Closing is herein referred to as the "CLOSING DATE."

     2.2  TRANSFER OF ASSETS

          (a) At the Closing and subject to the terms and conditions of this Agreement, Seller shall deliver to Purchaser the following, and simultaneously with such delivery, Seller shall take such action as may be necessary or reasonably requested by Purchaser to place Purchaser in possession and control of the Assets:

               (i) Such bills of sale, assignments, novation agreements, master letters of agency or other instruments of transfer and assignment as shall be necessary to vest in Purchaser title to the Assets sold and assigned under this Agreement, free and clear of all liens, claims and encumbrances;

               (ii) Copies of resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement by Seller and a certificate of Seller's secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

               (iii) A current list of the Qualified Customer Accounts to be transferred with an accounts receivable aging report for such Qualified Customer Accounts;

               (iv) Such other certificates or other documents or instruments as the Purchaser or Purchaser's counsel may reasonably request.

          (b) At the Closing, as a condition to Seller's obligations under this Agreement, Purchaser shall deliver to Seller the following:

               (i) All instruments as may be reasonably necessary by which Purchaser assumes the obligations and liabilities to be assumed by it hereunder;

               (ii) Copies of resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement by Purchaser and a certificate of Purchaser's secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect; and


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               (iii) Such other certificates or other documents or
instruments as Seller or Seller's counsel may reasonably request.

     2.3  PURCHASE PRICE; ADJUSTMENTS; PAYMENT OF THE PURCHASE PRICE

          (a) In full consideration for the Assets to be transferred to Purchaser, Purchaser shall pay to Seller a combination of consideration (THE "PURCHASE PRICE") equal to the sum of the Customer Base Purchase Price plus the Accounts Receivable Purchase Price (as such terms are defined below).

          (b)  DEFINITIONS:

               (i) "QUALIFIED CUSTOMER ACCOUNT" shall mean any end user long distance telecommunications customer account of Seller which is listed in
SCHEDULE 2.3(b)(i) hereto (which schedule shall be updated as of the Closing
Date). Unless mutually agreed to by the parties, a "Qualified Customer Account" may not be affiliated with Seller in any way or comprised, in whole or in part, of any outstanding balance(s) which is/are more than sixty (60) days past due as of the Closing Date.

               (ii) "NET TOLL USAGE" shall mean the average monthly gross billings of the Qualified Customer Accounts of Seller for the months of September, October and November of 1995 multiplied by a factor of ninety percent (90%). (For purposes of the Closing, the parties shall stipulate that Net Toll Usage equals $165,000).


               (iii) "BAD DEBT FACTOR" shall mean two percent (2%) multiplied by Net Toll Usage.

               (iv) "CUSTOMER BASE PURCHASE PRICE" shall mean Net Toll Usage less the Bad Debt Factor multiplied by seven (7.0). (EXAMPLE: If Net Toll Usage equals $200,000 and the Bad Debt Factor equals $4,000, then the Customer Base Purchase Price shall equal $1,372,000).

               (v) "ACCOUNTS RECEIVABLE" shall mean the accounts receivable, as of midnight on December 31, 1995, which are associated with and derived from all Qualified Customer Accounts. Accounts Receivable shall be listed, in gross numerical dollar amounts, in SCHEDULE 2.3(b)(v) hereto (which schedule shall be updated as of the Closing Date). (For purposes of the Closing, the parties shall stipulate that Accounts Receivable equals $225,000).

               (vi) "ACCOUNTS RECEIVABLE PURCHASE PRICE" shall mean the aggregate total of the Accounts Receivable multiplied by a factor of eighty-five percent (85%).

          (c) MANNER AND FORM OF PAYMENT: The Purchase Price shall consist of cash, restricted shares of Purchaser's voting common stock and a promissory note.


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               (i)  CUSTOMER BASE PURCHASE PRICE:

                    (1) CASH PORTION. Twenty-five percent (25%) of the Customer Base Purchase Price shall be paid in cash, by wire transfer or in other immediately available funds.

                    (2) STOCK PORTION. Forty-five percent (45%) of the Customer Base Purchase Price shall be paid in shares of Purchaser's voting common stock which are restricted from transfer under SEC Rule 144 (THE "RESTRICTED STOCK"). The number of shares of Restricted Stock to be paid shall be computed by dividing the Stock Portion by the lower of: (1) the average of the prevailing bid and asked price per share as of the close of the market on December 11, 1995; or (2) the average of the prevailing bid and asked price per share as of the close of the market on December 29, 1995.

                    (3) NOTE PORTION. Thirty percent (30%) of the Customer Base Purchase Price shall be paid in the form of four (4) equally denominated promissory notes payable at the per annum rate of eight percent (8%) in sixty
(60) equal consecutive monthly installments, the first of which shall be due on February 1, 1996.

               (ii) ACCOUNTS RECEIVABLE PURCHASE PRICE. The Accounts Receivable Purchase Price shall be paid in cash, by wire transfer or in other immediately available funds.

          (d) ESCROWED SHARES. At the Closing, eleven thousand five hundred (11,500) shares of Restricted Stock shall be placed in an escrow account ("ESCROWED SHARES") as security for: (i) Seller's payment of any reimbursement(s) necessitated by the Customer Evaluation (as such term is defined below); (ii) Seller's performance under the terms of the Service Agreement (as such term is defined below); and (iii) the Special Indemnification in paragraph 11.13 below. Unless Seller has failed and/or refused to fully perform its duties and obligations under the Service Agreement (as such term is defined below), any Escrowed Shares relating to this paragraph which remain in escrow after the Customer Evaluation shall be released by the escrow agent and delivered to Seller.

          (e) RECONCILIATION. On or before February 28, 1996, the parties shall perform a reconciliation (THE "RECONCILIATION") of the actual dollar amount of the Net Toll Usage and the actual dollar amount of the Accounts Receivable.

               (i) The Net Toll Usage to be used in conducting the Customer Evaluation shall be the actual amount of Net Toll Usage determined through the Reconciliation.

               (ii) The Purchase Price shall be adjusted in accordance with the results of the Reconciliation. $30,000 (THE "ESCROWED CASH") and 10,000 shares of Restricted Stock (THE "RECONCILIATION SHARES") shall be placed in escrow at the Closing as security for any reimbursement(s) due to Purchaser as a result of the Reconciliation.


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Any reimbursement(s) due to Purchaser as a result of the Reconciliation shall be paid first in the form of the Escrowed Cash and then in the form of the Reconciliation Shares.

          (f) CUSTOMER EVALUATION. Upon the expiration of one (1) year from the Closing (THE "EVALUATION PERIOD"), the parties shall mutually evaluate whether there has been an increase or decrease in the Net Toll Usage of the Qualified Customer Accounts. Such evaluation shall be known as the "CUSTOMER EVALUATION".

               (i) If the Customer Evaluation reveals an increase in the Net Toll Usage level of the Qualified Customer Accounts, as measured by comparing the Net Toll Usage of the Qualified Customer Accounts to ninety percent (90%) of the average monthly gross billings of the Qualified Customer Accounts for the months of September, October and November of 1996, Purchaser shall pay Seller the amount of the increase multiplied by seven (7.0).

                    (1) Any payment resulting from such increase shall be in the form of voting shares of Purchaser's common stock which are restricted under SEC Rule 144.

                    (2) The number of shares to be paid shall be calculated using the average of the prevailing "bid" and "asked" price per share as of the close of the stock market on the day before the date of the Customer Evaluation.

               (ii) If the Customer Evaluation indicates a decrease in the Net Toll Usage level of the Qualified Customer Accounts greater than eighteen percent (18%) (THE "ALLOWABLE ATTRITION"), as measured by comparing the Net Toll Usage of the Qualified Customer Accounts to ninety percent (90%) of the average monthly gross billings of the Qualified Customer Accounts for the months of September, October and November of 1996, the Purchase Price shall be reduced by an amount equal to seven (7.0) times the excess of the decrease over the Allowable Attrition.

                    (1) Any reimbursement due as a result of such reduction shall be paid first from the Escrowed Shares. The number of Escrowed Shares to be reimbursed shall be calculated using the average of the prevailing "bid" and "asked" price per share as of the close of the stock market on the day before the date of the Customer Evaluation.

                    (2) If the Escrowed Shares are insufficient to fully reimburse Purchaser pursuant to this paragraph, Seller shall pay Purchaser a sufficient number of shares out of the Restricted Stock it receives at the Closing in order to complete the reimbursement.

                    (3) If the Restricted Stock is insufficient to fully reimburse Purchaser pursuant to this paragraph, Seller shall pay Purchaser any remaining unpaid reimbursements in cash.


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               (iii)     Seller may, at its option, transfer additional customer
accounts (THE "REPLACEMENT ACCOUNTS") to Purchaser to increase the Net Toll
Usage level of all accounts transferred to Purchaser to the level on which the Purchase Price was originally based.

                    (1) No portion of any Replacement Accounts may be more than sixty (60) days old.

                    (2) All Replacement Accounts must have utilized Seller's long distance service for at least six (6) months prior to their transfer Purchaser.

                    (3)  Notwithstanding any other provision of this paragraph
(iii), Purchaser shall in no event be obligated to pay any additional consideration to Seller of any kind or nature regarding such transfer of additional accounts.

                    (4) No Replacement Accounts will be accepted by Purchaser unless Seller utilizes Wiltel as the direct underlying carrier for said Replacement Accounts. If Seller transfers any Replacement Accounts to Purchaser, all accounts receivable associated with and derived from said Replacement Accounts shall also be transferred to Purchaser. In no event shall Purchaser be obligated to pay any consideration whatsoever for such Replacement Accounts or the accounts receivable associated therewith.

     2.4  ALLOCATION OF PAYMENT OF PURCHASE PRICE

          The purchase price shall be allocated in accordance with SCHEDULE 2.4 hereto which shall be submitted by Purchaser at the Closing, and all tax returns filed by the parties shall be consistent with such Schedule. Seller and Purchaser shall each file all applicable IRS Forms, including but not limited to Form 8594, in a consistent manner and in accordance with such allocation and applicable law and regulations.

     2.5  ASSUMPTION OF SPECIFIC LIABILITIES

          At the Closing, the Purchaser shall assume and shall subsequently honor and discharge, in accordance with the relevant governing agreements, only the obligations of Seller as, and only to the extent, listed on SCHEDULE 2.5 hereto. Purchaser shall further assume and shall subsequently honor and discharge those obligations or liabilities which arise out of the ownership, use or operation of the Assets, the factual and causative basis of which said obligations or liabilities occur after the Closing Date, including but not limited to the actual amount of any and all applicable sales agent commissions (THE "AGENT COMMISSIONS"), not to exceed fifteen and three-tenths percent (15.3%) of Net Toll Usage (THE "ALLOWABLE COMMISSION PERCENTAGE"), for as long as said Agent Commissions are due and payable under the terms of the relevant governing agreements between Seller and its various sales agents (THE "AGENT CONTRACTS"). Seller shall continue to honor and pay any and all Agent Commissions which exceed the Allowable Commission Percentage for as long as Agent Commissions are owed under the terms of the Agent Contracts. All Agent Contracts are attached hereto and made a part hereof, in globo, as EXHIBIT 2.5.


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     2.6  LIMITATION ON ASSUMPTION OF LIABILITIES

          Purchaser shall not be liable for any of the obligations or liabilities of Seller, of any kind or nature, other than those specifically assumed by Purchaser hereunder. Seller shall pay, perform and discharge all of its valid liabilities and obligations which are not so assumed by Purchaser and shall specifically indemnify and hold harmless Purchaser from and against same.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser as follows:

     3.1  ORGANIZATION AND AUTHORITY

          Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

     3.2  AUTHORIZATION OF AGREEMENT

          The Board of Directors of Seller, pursuant to the power and authority legally vested in it, has duly authorized the execution, sealing and delivery of this Agreement by Seller and the transactions hereby contemplated, and no action, confirmation or ratification by the stockholders of Seller or by any other person, entity or governmental authority is required in connection therewith. Seller has the power and authority to execute, seal and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. Seller has taken all actions required by law, its Certificate of Incorporation, its Bylaws or otherwise to authorize the execution, sealing and delivery of this Agreement. This Agreement is valid and binding upon Seller in accordance with its terms. Neither the execution, sealing and delivery of this Agreement nor the consummation of said transactions will constitute any violation or breach of the Certificate of Incorporation or the Bylaws of Seller, or any order, writ, injunction, decree, law, rule or regulation applicable to Seller.

     3.3  NO CONFLICTS

          To the best of Seller's knowledge, the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated hereby: (i) do not and will not with or without the giving of notice or passage of time or both, violate, conflict with or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, or result in a creation of any mortgage, security interest, claim, lien, charge or other encumbrance upon any of the Assets pursuant to, or otherwise give rise to any liability or obligation under any agreement, mortgage, deed of trust, license, permit or other agreement or instrument, or any order, judgment, decree, statute, regulation or any other restriction of any kind or description to which Seller is a party or by which Seller or the Assets may be bound; and
(ii) will not terminate or result in the termination of any such


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agreement or instrument, or in any way affect or violate the terms and conditions of, or result in the cancellation, modification, revocation or suspension of, any rights in or to the Assets.

     3.4  ACCOUNTS RECEIVABLE

          All Accounts Receivable of Seller are listed (with agings) in SCHEDULE 3.4.

     3.5  TITLE TO PURCHASED ASSETS

          Seller has, and on the Closing Date will have, good and marketable title to all of the Assets free and clear of all claims and encumbrances, except claims and encumbrances listed on SCHEDULE 3.5.

     3.6  MATERIAL CONTRACTS

          Except as disclosed in SCHEDULE 3.6 hereto, Seller is not a party to or bound by any material written or oral contracts, obligations or commitments related to the Qualified Customer Accounts or the Accounts Receivable, including any written or oral commitments to pay commissions or other compensation relative to the Qualified Customer Accounts or the Accounts Receivable. Seller has delivered or made available to Purchaser correct and complete copies of all of the contracts, agreements and other documents listed in Schedule 3.6 hereto and all amendments thereto and waivers granted thereunder. The rights and interest of Seller in all such contracts and agreements may be assigned to Purchaser without the consent of any other person, except as otherwise disclosed on Schedule 3.6, and at the Closing, Purchaser will acquire all such rights and interest. There are no unresolved disputes pending or, to the best knowledge of Seller, threatened under or in respect of any such contracts or agreements. All such contracts and agreements are valid and effective in accordance with their respective terms. It is further specifically agreed by the parties that, with respect to the Agent Contracts, Purchaser is only assuming herein the obligation to pay Agent Commissions with respect to the Qualified Customer Accounts and Accounts Receivable; Purchaser is not assuming the Agent Contracts themselves.

     3.7  CUSTOMER RELATIONSHIPS

          Seller has no knowledge that any Qualified Customer Account has been terminated or is expected to be terminated, in whole or in part; provided, however, that this subsection shall not be construed as a representation, warranty, or guarantee that any such customer will, after the Closing, maintain its present business relationships with Purchaser. To the best of Seller's knowledge, no director or officer of Seller has any direct or indirect interest in any such Qualified Customer Accounts.

     3.8  LITIGATION; COMPLIANCE

          (a)  To the best of Seller's knowledge, except as disclosed in
SCHEDULE 3.8(a) hereto, there are no actions, suits, proceedings or arbitrations or governmental


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investigations pending or threatened against, by or affecting Seller (or to the best of the knowledge of Seller, any basis therefor) in which, individually or in the aggregate, an unfavorable determination could materially and adversely affect any of the Assets or impede execution or performance of this Agreement. Seller has not received any notice of any violation of any applicable Federal, State, local or foreign law, rule, regulation, ordinance, order or decree relating to the Assets, and Seller is not aware of any threatened claim of such violation or any basis therefor.

          (b) To the best of Seller's knowledge, Seller has complied and is in compliance in all material respects with all laws, rules, regulations, ordinances, orders, decrees, writs, injunctions, building codes, safety, fire and health codes, or other governmental restrictions applicable to Seller, or the Assets.

          (c) To the best of Seller's knowledge, Seller has all governmental licenses, permits, approvals or other authorizations presently required to service the Qualified Customer Accounts, all of which are in full force and effect and all of which are listed on SCHEDULE 3.8(C) hereto.

     3.9  BROKERS, FINDERS, ETC.

          Seller has employed no finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

     3.10 DISCLOSURE

          To the best of Seller's knowledge, no representation or warranty by Seller and no statement or certificate furnished or to be furnished by or on behalf of Seller to Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     3.11 ACQUISITION OF SHARES

          Seller represents and warrants to Purchaser that the shares of Restricted Stock being acquired by Seller pursuant to this Agreement are being acquired by Seller for investment for its own account and not with a view to, or for the offer for sale or for the sale in connection with, any distribution thereof. Seller covenants and agrees that Seller shall not sell, assign or otherwise transfer the Shares other than in transactions which are not in violation of the Securities Act of 1933 and applicable state securities laws. Each stock certificate of Purchaser representing the Restricted Stock shall bear the following legend, unless such legend may be removed in accordance with its terms:

               "The securities represented by this stock certificate have not been registered under the Securities Act of 1933 (the "Act") or applicable


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               state securities laws (the "State Acts"), and
               shall not be sold, pledged, hypothecated, donated, or otherwise transferred (whether or not for consideration) by the holder except upon the issuance to Purchaser of a favorable opinion of its counsel or submission to the Corporation of such other evidence as may be satisfactory to counsel for Purchaser to the effect that any such transfer shall ot be in violation of the Act and the State Acts."

3.12 DISCLAIMER OF FRAUDULENT INTENT.

     Seller represents and warrants that the transactions described in this Agreement have been undertaken in good faith, considering its obligations to any person or entity to whom Seller owes a right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured (collectively such persons with such claims are called "CREDITORS" under this paragraph), and has undertaken these transactions without any intent to hinder, delay or defraud any such Creditors, and either has disclosed in the ordinary course of business or will undertake to disclose to all such Creditors the existence of this transaction, and has not and will not conceal this transaction or the proceeds ot this transaction from any such Creditors. Seller further represents and warrants that: (1) it will not retain possession or control of any of the property transferred under this Agreement following the Closing, except as expressly provided in this Agreement and then only for and on behalf of the account of the Purchaser; (2) the Seller has not been sued or threatened with suit by any Creditor prior to the execution of this Agreement; (3) the Seller has not removed or concealed any assets from any Creditors; (4) the Seller has not incurred any substantial debt that is significantly greater than the normal and customary debts of the Seller in the ordinary course of business;
(5) the Seller at Closing believes in good faith that Seller will receive consideration reasonably equivalent to the value of the Assets transferred under this Agreement.

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller as follows:

     4.1  CORPORATE STATUS

          Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as now conducted.

     4.2  AUTHORITY FOR AGREEMENT

          Purchaser has the power and authority to execute and deliver this agreement and to carry out its obligations hereunder. The execution, delivery and performance by the


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Purchaser of this Agreement and the consummation of the
transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed by Purchaser and the transactions contemplated by it constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. No consent, approval, or authorization of, or declaration, filing, or registration with, any federal or state governmental or regulatory authority is required to be made or obtained by Purchaser in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, except approval of applicable public service commissions.

     4.3  NO CONFLICTS

          To the best of Purchaser's knowledge, the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated hereby: (i) do not and will not with or without the giving of notice or passage of time or both, violate, conflict with or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, or result in a creation of any mortgage, security interest, claim, lien, charge or other encumbrance upon any of the Assets pursuant to, or otherwise give rise to any liability or obligation under any agreement, mortgage, deed of trust, license, permit or other agreement or instrument, or any order, judgment, decree, statute, regulation or any other restriction of any kind or description to which Purchaser is a party or by which Purchaser or the Assets may be bound; and (ii) will not terminate or result in the termination of any such agreement or instrument, or in any way affect or violate the terms and conditions of, or result in the cancellation, modification, revocation or suspension of, any rights in or to the Assets.

     4.4  CONTINUED COMPETITION

          Purchaser hereby acknowledges that Seller is a competitor of Purchaser in the long distance telecommunications industry. Subject to any and all applicable noncompetition covenants, Purchaser hereby consents to the continued competition by Seller and Seller's individual shareholders in the long distance telecommunications industry.

5.   SELLER'S OBLIGATIONS BEFORE CLOSING

     Seller covenants that from the date of this Agreement and until the Closing
Date:

          (a) Purchaser and its counsel, accountants and other representatives shall have full access to all properties, books, accounts, records, contracts and documents of or relating to the Assets, but Purchaser shall not have access to any information not related to the Assets. Seller shall furnish or cause to be furnished to Purchaser and its representatives all data and information concerning the Assets that may be reasonably requested. Seller agrees that, unless and until the Closing has been consummated, Seller and its officers, directors and other representatives will hold in strict confidence, and will


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not use to the detriment of Purchaser, all data and information with respect to Purchaser and Purchaser's business and operations obtained in connection with this transaction or Agreement. If the transaction contemplated by this Agreement are not consummated, Purchaser will return to Seller all data and information that Seller may reasonably request including all documents prepared or made available to Purchaser by Seller in connection with this Agreement.

          (b) Seller will, with respect to the Qualified Customer Accounts, carry on its business and activities diligently and in substantially the same manner as they previously have been carried out and shall not make or institute any unusual or novel methods of management or operations to the detriment of Purchaser that vary materially from those methods used by Seller as of the date of this Agreement relating to the Qualified Customer Accounts, without the prior written consent of Purchaser.

6.   COVENANTS

     6.1  TRANSITION SERVICES

          Seller shall provide billing and customer base transition services for the transferred customers at Purchaser's expense and in accordance with the terms of a service agreement between the parties to be executed at the Closing (THE "SERVICE AGREEMENT"). The Service Agreement shall provide, among other things, that the fees and charges to be paid to Seller by Purchaser each month (THE "MONTHLY SERVICE FEE") shall be equal to five percent (5%) of Net Toll Usage and shall be paid on or before the fifteenth (15th) day of each month for services rendered during the previous month. For purposes of calculating the Monthly Service Fee, Net Toll Usage shall ninety percent (90%) of the average gross monthly billings of the three (3) months immediately preceding the month for which the Monthly Service Fee is being paid. The Service Agreement shall further provide that Purchaser shall pay all applicable sales agent commissions relative to the Qualified Customer Accounts and Accounts Receivable but in no event shall said sales agent commissions exceed fifteen and three-tenths percent (15.3%) of Net Toll Usage. A copy of the Service Agreement is attached hereto and made a part hereof as EXHIBIT 6.1.

     6.2  FURTHER ASSURANCES

          At any time and from time to time after the Closing Date, each party shall, without further consideration, execute and deliver to the other such other instruments of transfer and assumption and shall take such other action as the other may reasonably request to carry out the transfer of the Assets and the assumption of the specific liabilities contemplated by this Agreement.

     6.3  STANDSTILL; PUBLIC ANNOUNCEMENT

          Prior to the Closing or termination of this Agreement, Seller agrees not to directly or indirectly solicit, entertain or encourage offers or negotiate with any other person or entity regarding the purchase or sale of the Assets except with respect to the release of the lien(s) and priority on the Assets currently existing in favor of Wiltel, Frontier and Fox. Seller shall not make any public announcement with respect to the subject matter of this Agreement. Purchaser intends to make an announcement consistent with its public disclosure obligations.

7.   CONDITIONS PRECEDENT

     7.1  CONDITIONS TO OBLIGATIONS OF PURCHASER

          The obligation of Purchaser to pay the Purchase Price to Seller and to satisfy its other obligations hereunder shall be subject to fulfillment (or waiver by Purchaser) at or prior to the Closing, of the following additional conditions, which Seller agrees to use its best efforts to cause to be fulfilled:

          (a)  REPRESENTATIONS, PERFORMANCE

               The representations and warranties of Seller contained in Section 3 hereof shall be true in all material respects at and as of the Closing Date, except as affected by the transactions contemplated hereby. Seller shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed, or complied with, by it prior to or on the Closing Date. There shall have been no material adverse change in the Qualified Customer Accounts.

          (b)  CONSENTS

               Any required material approvals, acceptances, and consents of or to the transactions contemplated hereby, shall have been applied for, including notice to applicable public service commission.

          (c)  CORPORATE PROCEEDINGS

               All corporate and other proceedings of Seller in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such corporate proceedings, shall be reasonably satisfactory in substance and form to Purchaser, and Purchaser shall have received all such documents and instruments, or copies thereof.

     7.2  CONDITIONS TO OBLIGATIONS OF SELLER

          The obligations of Seller to deliver the bill of sale, assignments, endorsements and other instruments of transfer relating to the Assets and to satisfy Seller's other obligations hereunder shall be subject to the fulfillment, on or prior to the Closing Date (or waiver by Seller), of the following conditions, which Purchaser agrees to use its best efforts to cause to be fulfilled:

          (a)  REPRESENTATIONS, PERFORMANCE

               The representations and warranties of Purchaser contained in
Section 4 hereof shall be true at and as of the Closing Date. Purchaser shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed, or complied with, by it prior to or on the Closing Date.

          (b)  CORPORATE PROCEEDINGS

               All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be satisfactory to Seller and Seller shall have received all such documents and instruments, or copies thereof.

          (c)  NO MATERIAL CHANGES

               No material changes in the financial position of Purchaser or material changes in the information previously disclosed to Seller shall have occurred.

8.   USE OF NAME

     Purchaser and its affiliated entities shall have the right to use the names "Quantum Communications, Inc.", "Quantum", "QCI" and all other names currently being used by Seller in the conduct of its business with respect to the Qualified Customer Accounts for the period referenced in the Service Agreement.

9.   COVENANT NOT TO COMPETE

     As a material inducement for Purchaser to enter into and close this Agreement, Seller agrees that, for a period of five (5) years from the Closing Date, neither Seller nor any of Seller's officers, directors, employees or agents will directly or indirectly offer any long distance services to the Qualified Customer Accounts. Further, Seller agrees that neither Seller nor any of Seller's officers, directors, employees or agents will use or disclose any information regarding the telecommunication services of the Qualified Customer Accounts for a period of five (5) years following the Closing Date without the prior written consent of Purchaser, which consent may be withheld in the sole and absolute discretion of Purchaser. The covenants contained herein shall apply even if the customer is not then using the services of Purchaser. Seller acknowledges and agrees that the extent of damages to Purchaser in the event of a breach of the covenants contained in this Section would be impossible to ascertain and there is and will be available to Purchaser no adequate remedy at law to compensate it in the event of such a breach. Consequently, Seller agrees that, in the event Seller or any of Seller's officers, directors, employees or agents breach any such covenants, Purchaser shall be entitled to enforce any and all of the covenants by injunctive or other equitable relief ordered by any court of competent jurisdiction.

10.  INDEMNIFICATION MANNER OF CLAIMS

     10.1 INDEMNIFICATION. From and after the Closing Date, Seller will indemnify Purchaser against, and hold Purchaser harmless from, any and all liability, damage, deficiency, loss, cost or expense (including reasonable attorney's fees) that is based upon or that arises out of (i) any misrepresentation or breach of any representation, warranty or agreement made by Seller herein (ii) any obligation, debt or liability of Seller to the extent that the same is not expressly assumed herein by Purchaser, or (iii) the use and ownership of the Assets on or prior to the Closing Date (other than those liabilities specifically assumed by Purchaser hereunder).

     10.2 MANNER OF CLAIMS

          Any notice of a claim by reason of any of the representations and warranties contained in this Agreement shall state specifically the representation or warranty with respect to which the claim is asserted, and the amount of liability asserted against the other party by reason of the claim.

11.  MISCELLANEOUS

     11.1 CONSENTS OF THIRD PARTIES

          This Agreement shall not constitute an agreement to assign any interest in any instrument, contract, lease, permit or other agreement or arrangement of Seller, or any claim, right or benefit arising thereunder or resulting therefrom, if any assignment without the consent of a third party would constitute a breach or violation thereof or adversely affect the rights of the Purchaser or Seller thereunder. If a consent of a third party which is required in order to assign any instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, which consent Seller shall use its best efforts to obtain prior to the Closing, is not obtained prior to the Closing, or if an attempted assignment would be ineffective or would adversely affect the ability of Seller to convey its interest to the Purchaser, Seller will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive Seller's interest in the benefits under any such instrument, contract, lease, permit or other agreement or arrangement; and any transfer or assignment to Purchaser by Seller of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained.

     11.2 EXPENSES

          Subject to the terms of Section 10 hereof, each of the parties hereto shall bear its own expenses, costs and fees (including attorney's fees) in connection with the transactions contemplated hereby, including the preparation and execution of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

     11.3 SEVERABILITY

          If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the term or provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever, but such term or provision shall be deemed modified or deleted as or to the extent required by applicable law. The invalidity of any one or more phrases, sentences, clauses, sections, or subsections of this Agreement shall not affect the remaining portions of this Agreement.

     11.4 NOTICES

          All notices, consents, requests, instructions, approvals and other communications provided for herein in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by registered or certified mail (return receipt requested), postage prepaid, (i) if to Purchaser at 525 Florida Street, Baton Rouge, Louisiana, 70801, Attn: Mike Ross, President; and (ii) if to Seller at 1110 West Kettleman Lane, Lodi, California, 95240, Attn: W.O. Yotty, in each case at such other address as may be specified in writing to the other parties.

     11.5 AMENDMENT

          This Agreement may not be amended except by an instrument in writing, duly executed and delivered on behalf of each of the parties hereto.

     11.6 WAIVER

          Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provisions shall be construed as a waiver of any other provision. Any waiver must be in writing.

     11.7 COUNTERPARTS

          This Agreement may executed in multiple counterparts, each of which shall be deemed an original agreement, and all of which taken together shall constitute one agreement, notwithstanding that all of the parties are not signatories to the original or the same counterpart.

     11.8 ASSIGNMENT

          Any assignment of this Agreement or the rights or obligations hereunder by any party without the prior written consent of the nonassigning parties shall be void. Notwithstanding the foregoing, either party may assign all or any party of its rights and/or obligations to one or more affiliates, subsidiaries, parent companies or shareholders of said party. No such assignment shall relieve the assigning party of any of its obligations or duties under this Agreement.

     11.9 COSTS

          In the event any action is instituted to enforce or interpret the terms of this Agreement or arises out of this Agreement, the party prevailing in such action shall be entitled to recover its reasonable attorney's fees and costs as determined by the court.

     11.10     ENTIRE AGREEMENT; APPLICABLE LAW, ETC.

          This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Louisiana applicable to contracts made and to be performed in Louisiana.

     11.11     INDUSTRY TERMS AND PHRASES

          All terms and phrases unique to the telecommunications industry and used within this Agreement shall be defined in accordance with the everyday meaning assigned to such terms and phrases within the industry.

     11.12 UNDERLYING CARRIER APPROVAL. The transactions contemplated by this Agreement shall be strictly contingent upon the consent and approval, in writing, of all of Seller's underlying carriers.

     11.13     SPECIAL INDEMNIFICATION.

          (a) Seller shall specifically indemnify and hold harmless Purchaser from and against liabilities resulting from any of the following: (1) Seller's use of invalid letters of agency/authorization; and (2) unauthorized transacting of business by Seller without all necessary state and federal authority and permission (THE "SPECIAL INDEMNIFICATION"). The Special Indemnification shall be due within ten (10) days of Seller's receipt of written notice from Purchaser and shall be paid first in the form of the Escrowed Shares. The number of Escrowed Shares to be reimbursed shall be calculated using the average of the prevailing "bid" and "asked" price per share as of the close of the stock market on the day before the date of the Special Indemnification. If the Escrowed Shares are insufficient to fully pay the Special Indemnification, Seller shall pay Purchaser a sufficient number of shares out of the Restricted Stock it receives at the Closing in order to complete the Special Indemnification.

          (b) Seller hereby agrees to defend, indemnify and hold Purchaser harmless from and against any liabilities for which Purchaser pays, or is asked to pay, by any and all of Seller's currently existing creditors and/or the Internal Revenue Service. By his signature hereunder, Mr. W.D. Yotty hereby agrees, personally and individually, to defend, indemnify and hold Purchaser harmless from and against any liabilities for which Purchaser pays, or is asked to pay, by any and all of Seller's currently existing creditors and/or the Internal Revenue Service.


     11.14 OTHER. On or before January 25, 1996, Seller shall deliver a letter to all of Seller's sales agents and affinity customers notifying them that their commission checks and reports will be delivered on a quarterly basis from this point forward for the remaining life of the applicable governing agreements. Purchaser shall have the sole and absolute discretion to accept or reject any requests by Seller, the sales agents and/or the affinity customers to continue to pay the Agent Commissions on a monthly basis.

12.  TERMINATION.

     12.1 MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing by mutual consent of Seller and Purchaser, expressed by action of their respective Boards of Directors.

     12.2 REMEDIES ON TERMINATION. In the event any party hereto, without the right to do so under this Agreement, shall fail or refuse to consummate the transactions contemplated by this Agreement, or if any default under, or breach of, any representation, warranty, covenant or condition of this Agreement on the part of any party shall have occurred that results in the failure to consummate the transactions contemplated hereby, then, in addition to any other remedies provided in this agreement or by applicable law, the nondefaulting party shall be entitled to obtain from the defaulting party costs and expenses, including reasonable attorney's fees, incurred by it in enforcing its rights hereunder, including but not limited to the right to seek specific performance of this Agreement.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

NETWORK LONG DISTANCE, INC.            QUANTUM COMMUNICATIONS, INC.:

BY:                                    BY:
   --------------------------              ---------------------------
NAME: MIKE ROSS                        NAME: W.O. YOTTY
TITLE: PRESIDENT                       TITLE: PRESIDENT



                                       -------------------------------
                                       W. D. YOTTY, PERSONALLY







--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Appearing herein through its President and majority shareholder, Quantum Communications, Inc. hereby requests that Cash Portion of the Customer Base Purchase Price and the Accounts Receivable Purchase Price be paid directly to Wiltel and Frontier in accordance with the annexed letters and that any cash remaining after said payments be paid to Quantum Communications, Inc.


                                       QUANTUM COMMUNICATIONS, INC.:

                                       BY:
                                           ----------------------------
                                       NAME: W.O. YOTTY
                                       TITLE: PRESIDENT

ACCEPTED AND AGREED:

NETWORK LONG DISTANCE, INC.

BY:
    -------------------------
NAME: MIKE ROSS
TITLE: PRESIDENT

                       (To be supplied post closing)

                     SCHEDULE 2.3(b)(v): ACCOUNTS RECEIVABLE


               Accounts Receivable are assumed to be $225,000 for purposes of the Closing [SEE section 2.3(b)(v) above].

                   SCHEDULE 2.4: ALLOCATION OF PURCHASE PRICE


                            Intentionally left blank.

                        SCHEDULE 2.5: OBLIGATIONS ASSUMED


          Purchaser hereby assumes the actual amount of any and all Agent Commissions, not to exceed the Allowable Commission Percentage, for as long as said Agent Commissions are due and payable under the terms of the Agent Contracts and only to the extent any Agent Commissions are due and payable regarding the Qualified Customer Accounts.

                     EXHIBIT 2.5: AGENT CONTRACTS (IN GLOBO)

                          (To be supplied post closing)

                 SCHEDULE 3.4: ACCOUNTS RECEIVABLE (WITH AGINGS)


               Accounts Receivable are assumed to be $225,000 for purposes of the Closing [SEE section 2.3(b)(v) above].

                      SCHEDULE 3.5: CLAIMS AND ENCUMBRANCES


                          (To be supplied post closing)

              SCHEDULE 3.6: CONTRACTS, OBLIGATIONS AND COMMITMENTS


                                [see Exhibit 2.5]

                      SCHEDULE 3.8(a): ACTIONS, SUITS, ETC.


                                     [none]

                    SCHEDULE 3.8(c): LICENSES, PERMITS, ETC.


                         (To be supplied post closing)

                         EXHIBIT 6.1: SERVICE AGREEMENT

                                SERVICE AGREEMENT

     THIS AGREEMENT (the "Agreement") is entered into as of this 1st day of January, 1996, by and between Network Long Distance, Inc. ("Network"), a Delaware corporation with its headquarters located at 525 Florida Street, Baton Rouge, Louisiana 70801 and Quantum Communications, Inc. ("Quantum"), a California corporation with its offices located at 1110 West Kettleman Lane, Lodi, California, 95240.

     WHEREAS, Network is a switch-based reseller of long distance telecommunications services; and

     WHEREAS, Quantum is a switchless reseller of long distance telecommunications services; and

     WHEREAS, Network has purchased, or will shortly be purchasing, among other things, selected accounts and receivables of Quantum's end user customers (the "Customer Accounts") currently serviced out of Quantum's Lodi, California office (the "Acquisition"); and

     WHEREAS, Quantum has the capability to provide Network with certain administrative services, including billing, collection and customer service, with respect to the Customer Accounts for an interim transition period following the Acquisition; and

     WHEREAS, Network desires to utilize said administrative services and pay Quantum for same in accordance with the terms set forth herein;

     NOW, THEREFORE, in consideration of the mutual representations, covenants and warranties expressed herein and the payments described below, the parties hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

     A. VENDOR(S): Quantum's underlying carrier(s), local exchange carriers, interexchange carriers and other service providers, including but not limited to billing providers and enhanced services providers.

     B. VENDOR COSTS: the costs charged by Vendors and incurred by Quantum in the fulfillment of its obligation to provide the Services (as such term is defined below), on Network's behalf, to the Customer Accounts pursuant to this Agreement.

     C. SERVICES: The administrative services provided by Quantum and further enumerated in Article III below, including but not limited to billing, collection, customer service and use of Quantum's various trade and marketing names, products and service offerings.

     D. All other terms and phrases unique to the telecommunications industry and used within this Agreement shall be defined in accordance with the everyday meaning assigned to the terms within the industry.

     E. All terms and phrases contained herein shall be construed in accordance with the meanings accorded to said terms and phrases in the Asset Purchase Agreement of even date.

                                   ARTICLE II.
                              TERM AND TERMINATION

     A. This Agreement shall be for the term of one (1) year from and after the effective date of this Agreement (the "Initial Term").

     B. If either party materially breaches its obligations under this Agreement, the other party may terminate this Agreement upon ten (10) days prior written notice. The breaching party shall have ten (10) days from receipt of said written notice within which to cure said material breach. If the breach is not cured within said ten (10) day period, the Agreement shall be terminated as of the expiration of said period. In that event and if Quantum is the breaching party:

          1. all sums owed and all stock held in escrow pursuant to the Asset Purchase Agreement shall be forfeited to Network as liquidated damages; or, in the event no sums are owed and no stock remains in escrow,

          2. Quantum shall owe Network the sum of $25,000 as liquidated damages.

     C. Upon termination or expiration of this Agreement, each party shall immediately deliver to the other all Proprietary Information furnished to it, including all copies thereof as provided for in this Agreement.

     D. Network may, in its sole discretion, terminate this Agreement upon thirty (30) days prior written notice.

     F. Upon expiration or termination of this Agreement, Quantum must immediately turn over and deliver to Network any and all information and documents related in any way to the servicing of the Customer Accounts, and any other information and documents otherwise necessary for Network's full use, operation and enjoyment of the Assets acquired pursuant to the Asset Purchase Agreement of even date.


                                  ARTICLE III.
                                  THE SERVICES

     Quantum shall provide the Services to Network in a professional and diligent manner, including but not limited to billing, collection, customer service and all of the following specific functions (or specific functions as selected by Network):

     A. Quantum shall cooperate fully with Network in immediately arranging and coordinating a smooth and orderly transition and conversion, from Quantum to Network, of the Customer Accounts being purchased as part of the Acquisition and shall execute all documents and take all actions necessary to accomplish same.

     B. At Network's request, Quantum shall, upon reasonable notice and as available, provide Network with written, printed, electronic transfer, computer disk or tape reports detailing all information related in any way to Quantum's performance of the Services, including but not limited to ANI's, billings, collections, bad debt, trouble tickets, call records, credit checks, accounts receivable ledgers, supporting documentation with respect to Vendor Costs, CARE reports detailing service cancellations and other LEC information, LOA's and complete copies of customer files.

     C. Quantum hereby agrees to allow Network, during the term of this Agreement, to utilize, for all purposes related to the servicing of the Customer Accounts, the names "Quantum Communications, Inc.", "Quantum", "QCI" and all other names currently used by Quantum in the conduct of its business (the "Quantum Names"). This covenant shall specifically include, without limitation, the right of Network to instruct Quantum to "co-brand" all invoices rendered to the Customer Accounts with any or all of the foregoing names and the name "Network Long Distance". Design of such invoices must be approved in writing by Network. Quantum further agrees to indemnify Network from and against any claims of third parties which result from Quantum providing Network with the use of the Quantum Names pursuant to this Paragraph III.C. The foregoing indemnification provision shall not apply to claims resulting from Network's own actions or omissions. The obligations contained in this Paragraph C shall survive termination of this Agreement, including but not limited to Network's right to use the Quantum Names for as long as is necessary to collect accounts receivable which were generated using the Quantum Names but which are not paid at the time this Agreement terminates.

     D. Quantum hereby agrees to allow Network to utilize, for all purposes related to the servicing of the Customer Accounts, all products and service offerings currently provided by Quantum to its customers.

     E. Quantum shall, as soon as possible, change the information typically contained on the invoices rendered to the Customer Accounts prior to the Acquisition to any information reasonably requested by Network, including but not limited to information regarding the address and/or lockbox location to which payments should be directed and the 800 numbers to which billing, customer service or other inquiries should be directed. Quantum shall make Network the "RespOrg" on such 800 numbers.

     F. Quantum shall provide customer service functions to the Customer Accounts in a professional and diligent manner and shall use its best efforts to maintain customer satisfaction. Quantum shall further notify Network immediately of any complaints, oral or written, received from any of the Customer Accounts and shall take all reasonable steps necessary to satisfy said complaints.

     G. Quantum shall provide credit risk analysis functions in accordance with Network's standard credit policies and procedures.

     H. Quantum shall allow Network to utilize Quantum's regulatory tariffs to the extent such utilization is necessary for Quantum to lawfully perform the Services pursuant to this Agreement.

     I. Quantum shall have the obligation to advise Network of any dispute between Quantum and any Vendor which affect, or has the potential to affect, the Customer Accounts. In such event, Quantum agrees to provide Network with an itemized invoice of the Vendor Costs owed to such Vendor and hereby grants Network the right to pay such Vendor Costs directly to the Vendor.

     J. Quantum shall, during business hours or other reasonable mutually agreed to times, allow access to Network to all documents, computer printouts, computer disks, databases, files, reports, tapes, and any other tangible items related in any way to the Services provided by Quantum pursuant to this Agreement and shall work in good faith with Network to construct and reconcile, in detail, such items to the mutual satisfaction of the parties.

     K. Quantum shall assist Network, in any manner reasonably required, to immediately set up a new lockbox arrangement and location or change the ownership of Quantum's current lockbox over to Network ("Network's Lockbox") for purposes of receiving payments made on Customer Accounts, and Quantum shall facilitate all actions necessary to provide accounts receivable processing functions with respect to the Customer Accounts, including but not limited to picking up tapes from Vendors, downloading data from said tapes and compiling appropriate billing data for purposes of finalizing and mailing out bills.

     L. Quantum shall, on a daily basis, provide Network with all data, if available, on all payments on Customer Accounts received in Network's Lockbox, payments to Vendors and other transactions which occurred the previous day, including actual bank/lockbox daily transmittal records.

     M. Quantum shall, on a daily basis, provide Network with all data on payments on Customer Accounts received by Quantum in order to properly account for payments on Customer Accounts which were sent directly to Quantum, rather than to Network's Lockbox, including actual bank/lockbox daily transmittal records.

     N. Quantum shall cooperate with Network in facilitating an electronic interface between Quantum and Network for the transfer of all information which Quantum is obligated to provide pursuant to this Agreement.

     O. Quantum shall, during business hours or other reasonable mutually agreed to times, allow access to Network for purposes of cross connect testing, need-to-service and facilitating all other service tests.

     P. Quantum shall, in no event, when rendering invoices to customers with respect to the Customer Accounts, change the return address on envelopes in which invoices are sent, the "send to" address on enclosed remittance envelopes, the "payment" address on the invoices, the address of "Network's Lockbox" or the payee on the invoices unless requested by Network in writing. Any violation of this paragraph shall automatically result in an immediate breach of this Agreement, resulting in the same penalties set forth in paragraph II(C) above.

     Q. Quantum assumes the obligation to provide Network with confirmation of the amount of all Vendor Costs and Quantum's payment thereof. Upon Network's request, Quantum shall immediately execute a letter authorizing Network to contact a Vendor directly.

     R. Quantum shall, at its cost, provide paper, envelopes, ink, postage and all other items, tangible and intangible, necessary to facilitate the billing and invoicing of the Customer Accounts.

     S. Quantum shall fully document all customer service calls received by Quantum during the course of fulfilling its obligation to provide same pursuant to this Agreement, including the name of the customer, the time of day and the date.

     T. Quantum agrees to and acknowledges that Network owns the Customer Accounts pursuant to the Asset Purchase Agreement, and accordingly, Network shall have the primary right, at all times, to collect payments made in connection with any invoices rendered by Quantum on behalf of Network pursuant to this Agreement.

     U. Quantum hereby indemnifies and holds Network harmless from and against any claims of third parties, including any Vendors and any customers whose Customer Accounts are being transferred pursuant to the Asset Purchase Agreement, which arise out of or relate to Quantum's performance of the Services pursuant to this Agreement. The foregoing indemnification provision shall not apply to claims resulting from Network's own actions or omissions.

     V. Quantum shall cooperate fully with Network in providing use, shared use, re-arrangement, move assignment, re-routing, authorization and rights to PIC customers and facilitate access on Quantum's vendors' CIC's to Network and to grant and facilitate all current or future underlying transport services requested by Network at Network's expense with Network's authorization.

     W. Quantum shall provide mutually agreeable space and access for systems and Network on-site personnel, as requested by Network, to perform and assist in the transition process. In addition, a mutually agreeable transition coordinator shall be assigned by Quantum and Network to facilitate a smooth and effective transition and ongoing relationship.

     X. Quantum will provide monthly information that will allow Network to report current revenues and expenses, aged accounts receivable, meet timely reporting requirements set by governmental and regulatory authorities, and which will allow Network to produce accurate traffic reports from call usage details.

                                   ARTICLE IV.
                                  PAYMENT TERMS

     A. Network shall compensate Quantum for the Services in accordance with the payment terms described below and the schedule of fees and charges attached hereto and made a part hereof as ATTACHMENT A. Unless otherwise specified herein, all Services shall be performed and provided by Quantum, and paid for by Network, in accordance with ATTACHMENT A.

     B. Quantum shall render invoices to Network for each monthly billing period during the term of this Agreement which invoices shall include: (1) the Vendor Costs incurred by Quantum on Network's behalf during that period; (2) the fees charged by Quantum, in accordance with ATTACHMENT A, for the Services provided by Quantum to the Customer Accounts on Network's behalf during that period; (3) all applicable Federal, State and Local use, excise, sales or privilege taxes, duties or similar fees incurred in connection with the provision of the Services during that period.

     C. Network shall pay Quantum for invoices rendered by Quantum within thirty (30) days of receipt of same. However, if a Vendor whose Vendor Costs appear on said invoice requires payment prior to the expiration of said thirty
(30) days, Network shall pay

Quantum for said Vendor Costs in accordance with said Vendor's payment terms. Upon mutual written agreement between Network and Quantum, Network may pay any Vendor Cost directly to the appropriate Vendor.

                                   ARTICLE V.
                                 CONFIDENTIALITY

     Each party agrees that all information furnished to it and identified by the other party as being confidential or proprietary information or trade secrets (collectively referred to as "Proprietary Information"), is, and shall continuously remain, the sole and exclusive property of the party furnishing the same (hereinafter referred to as the "Disclosing Party"). Each party shall treat the Proprietary Information and the contents of this Agreement in a confidential manner and, except to the extent necessary in connection with the performance of its obligations under this Agreement, neither party shall directly or indirectly disclose the same to any third party without the written consent of the Disclosing Party, unless required by law to divulge such information to regulatory authorities or unless required in connection with enforcing the Receiving Party's rights hereunder. The obligations contained in this Article V. shall survive termination of this Agreement.

                                   ARTICLE VI.
                                     GENERAL

     A. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     B. Nothing contained within this Agreement shall be construed as creating a joint venture or employment relationship between the parties hereto or their employees.

     C. Neither Network nor Quantum shall have the authority to bind the other, by contract or otherwise, or make representations as to the policies and procedures of the other, except as provided for herein.

                                  ARTICLE VII.
                                     WAIVER

     No waiver by any party or any default by any other party in the performance of any provision of this Agreement shall be deemed to be a waiver of, or in any manner release of such party from, performance of any provision in the future; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of such right or like right accruing to it hereafter.

                                  ARTICLE VIII.
                        AUTHORITY TO ENTER INTO AGREEMENT

     Each party hereto warrants and represents that it has full legal and regulatory authority to enter into this Agreement and to consummate the transactions contemplated hereby and that this Agreement is not in conflict with any other agreement, contract or tariff to which such party is a party or by which it may be bound. Each party hereto further warrants and represents that the individuals executing the Agreement have the full power and authority to bind their respective entities to the terms hereof and have been authorized to do so in accordance with such entities corporate or other organization.

                                   ARTICLE IX.
                  ARBITRATION, CONSTRUCTION AND INTERPRETATION

     A. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Louisiana. Any claims arising out of this Agreement or the performance hereof shall be decided by binding arbitration under the auspices of, and in accordance with the rules of, the American Arbitration Association. Any arbitration hearing held pursuant to the terms of this Article IX shall be held in Baton Rouge and shall be presided over by a panel of three (3) arbitrators.

     B. If any term, covenant, or condition of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term covenant or condition to persons or circumstance other than those to which it is held invalid or unenforceable shall not be affected thereby and each term, covenant or condition of the Agreement shall be valid and be enforced to the fullest extent permitted by law.

                                   ARTICLE X.
                                     NOTICES

     Any written notice, demand or request, required or authorized by this Agreement, shall be deemed properly given to or served on Network if mailed by United States Mail, certified, return receipt requested to:

          NETWORK LONG DISTANCE, INC.
          525 Florida Street
          Baton Rouge, Louisiana 70801
          ATTN:  Mike Ross, President

and shall be deemed properly given to or served on Quantum if mailed by United States Mail, return receipt requested to:

          Quantum Communications, Inc.
          1110 West Kettleman Lane
          Lodi, California  95240
          Attn: W.O. Yotty, President

                                   ARTICLE XI.
                                ENTIRE AGREEMENT

     This Agreement, together with its attachments and exhibits, constitutes the entire Agreement with respect to use of the services between the parties hereto and supersedes all prior agreements, proposals, negotiations, representations, discussions, and correspondence, either written or oral, with respect to the subject matter hereof. To the extent, however, that any provision, term, or condition of this Agreement is in conflict with any of the attachments, exhibits, or addendums hereto, said attachments, exhibits, or addendums shall be deemed to supercede this Agreement. No amendments to the Agreement shall be effective unless in writing and signed by both parties hereto.

     IN WITNESS WHEREOF, the parties caused these presents to be executed, acknowledged and delivered in a form and manner proper and sufficient at law, all as of the day and year first above written.

                                       NETWORK LONG DISTANCE, INC.

                                       BY:
                                           -----------------------------------
                                       NAME: Mike Ross
                                       TITLE: President

                                       QUANTUM COMMUNICATIONS, INC.

                                       BY:
                                           -----------------------------------
                                       NAME: W.O. YOTTY
                                       TITLE: PRESIDENT

                                  ATTACHMENT A
                          SCHEDULE OF FEES AND CHARGES


The fees and charges to be paid to Quantum by Network (THE "MONTHLY SERVICE FEE") shall be equal to five percent (5%) of Net Toll Usage (in accordance with the terms of Section 6.1 of the Asset Purchase Agreement of even date). The Monthly Service Fee shall be paid on or before the fifteenth (15th) day of each month for services rendered during the previous month. Network shall pay all applicable sales agent commissions relative to the Qualified Customer Accounts (as such term is defined in the Asset Purchase Agreement) but in no event shall said sales agent commissions exceed fifteen and three-tenths percent (15.3%) of Net Toll Usage.



ACCEPTED AND AGREED:

NETWORK LONG DISTANCE, INC.            QUANTUM COMMUNICATIONS, INC.:

BY:                                    BY:
   ---------------------------              --------------------------------
NAME: MIKE ROSS                        NAME: W.O. YOTTY
TITLE: PRESIDENT                       TITLE: PRESIDENT

                                  BILL OF SALE

     Quantum Communications, Inc., a California corporation ("Seller"), through its authorized corporate representative, hereby sells and transfers the following itemized property, items and/or assets to Network Long Distance, Inc., a Delaware corporation ("Purchaser"), which, appearing herein through its authorized corporate representative, hereby purchases and accepts delivery of same. Seller and Purchaser hereby agree that this Bill of Sale may be executed in counterparts which, when taken together, shall constitute an original.

PURCHASE PRICE                                 DESCRIPTION
--------------             ---------------------------------------------------

$1,323,150                 The "Assets" (as such term is defined in that certain
                           Asset Purchase Agreement dated January 1, 1996).

-----------------------------          Quantum Communications, Inc.
Witness
                                       By:
                                          ------------------------------------
                                       Name: W.O. Yotty, President
-----------------------------
Witness
                           Sworn to and subscribed before
                           me this ____ day of ____________,
                           1995.


                           ---------------------------------
                                    Notary Public


-----------------------------          Network Long Distance, Inc.
Witness
                                       By:
                                           -----------------------------------
                                       Name: Mike Ross, President
-----------------------------
Witness
                           Sworn to and subscribed before
                           me this 1st day of January,
                           1996.


                           ---------------------------------
                                    Notary Public

                             MASTER LETTER OF AGENCY

     Master Letter of Agency ("Master LOA") executed this ___ day of __________, 1995, by and on behalf of Quantum Communications, Inc., a _________
____ corporation ("Seller"), in favor of Network Long Distance, Inc., a Delaware corporation ("Purchaser").

      Seller hereby names, appoints and authorizes Purchaser to act as the substitute agent in all matters related to providing long distance service for the customers whose customer accounts (the "Customer Accounts") are being transferred to Purchaser pursuant to that certain Asset Purchase Agreement of even date (the "Asset Purchase Agreement").

     Seller further hereby authorizes Purchaser to obtain all information necessary to service the Customer Accounts, including but not limited to information relating to any account from any telephone company or any credit reporting service.

     Seller further hereby names, appoints and authorizes Purchaser to act as the "RespOrg" on all Customer Accounts.

     Seller and Purchaser hereby agree that this Master LOA may be executed in counterparts which, when taken together, shall constitute an original.

SELLER:

     Quantum Communications, Inc.

     By:
               ---------------------------------
               W.O. Yotty, President

PURCHASER:

     Network Long Distance, Inc.

     By:
               ---------------------------------
               Mike Ross, President

                       ACTION BY UNANIMOUS WRITTEN CONSENT
                      OF SHAREHOLDERS IN LIEU OF MEETING OF
                          QUANTUM COMMUNICATIONS, INC.

     Pursuant to the corporation laws of the State of ___________________ , and in lieu of a meeting of Shareholders for such purposes, the undersigned Shareholders of Quantum Communications, Inc., a ____________________________ corporation, do hereby take and authorize by unanimous written consent each and all of the following actions:

          RESOLVED, that the Corporation be and is hereby authorized to sell selected assets of the Corporation to Network Long Distance, Inc. (the "Network Acquisition") in accordance with the terms and conditions of that certain Asset Purchase Agreement of even date (the "Asset Purchase Agreement");

          FURTHER RESOLVED, that the Corporation and its officers and directors be and are hereby authorized to execute all such documents necessary to effect the Network Acquisition.

     IN WITNESS WHEREOF, this Action by Unanimous Written Consent has been signed by each of the undersigned shareholders of the Corporation on the date indicated below, and this Action by Unanimous Written Consent shall be filed with or otherwise entered on the minutes or other appropriate records of the Corporation.

__________________________________          ___________________________________

__________________________________          ___________________________________

__________________________________          ___________________________________

__________________________________          ___________________________________

__________________________________          ___________________________________

__________________________________          ___________________________________

__________________________________          ___________________________________

__________________________________          ___________________________________

__________________________________          ___________________________________

                                   MINUTES OF
                 OF A SPECIAL MEETING OF THE BOARD OF DIRECTORS
                                       OF
                           NETWORK LONG DISTANCE, INC.

     A special meeting of the Board of Directors of Network Long Distance, Inc. (the "Corporation") was held on _________________________, 1995 at Baton
Rouge, Louisiana.

Directors present:  Marc I. Becker
                    J. M. Edelman, M.D.
                    Michael M. Ross
                    Leon L. Nowalsky
                    Russell J. Page
                    Timothy Sledz

     The waiver of notice of this meeting was presented, read and signed by each director in attendance and the same was ordered filed.

     Whereupon a discussion commenced regarding the proposed acquisition by the Corporation of selected assets of Quantum Communications, Inc. ("Quantum"), a long distance telecommunications company based in Lodi, California (the "Acquisition"). The President of the Corporation, Mr. Ross, discussed the merits of the Acquisition as follows:

     Mr. Ross explained the steps which had been taken by the Coporation's officers and counsel to examine the Acquisition. Mr. Ross explained that several weeks of due diligence had been conducted by the Corporation and its financial and legal advisors and that a final draft of an Asset Purchase Agreement (the "Agreement") had been drafted. Mr. Ross provided each Director a copy of the Agreement and orally described the terms and conditions of the Agreement.

     Mr. Ross went on to explain the basic points of the Agreement as follows:

          The deal contemplates Network's acquisition of selected accounts of Quantum's retail end user customers (the
          "Accounts") and related assets (collectively, the "Assets").

          Network will pay the sum of approximately $1,700,000 for the Assets based on a multiple of 7.5 times Quantum's Net Toll Usage (as such term is defined in the Agreement) for the Measurement Period indicated in the Agreement and 80% of Quantum's Accounts Receivable.

          Payment of the foregoing amount shall be in the form of cash, restricted stock and a promissory note.

     Mr. Becker then proceeded to discuss the market considerations, risk factors and financial projections associated with the Acquisition.

     Mssrs. Ross and Becker explained that all steps necessary to provide the Corporation with as much information about Quantum and the assets to be purchased as possible had been taken. Mssrs. Ross and Becker expressed that, in their opinion, based on the due diligence conducted, the Corporation should go forward with the Acquisition.

     A proper quorum being present, and upon motion duly made, seconded and carried, it was:

     RESOLVED, that the officers of the Corporation, namely Michael M. Ross (President) and Marc I. Becker (Executive Vice President, Secretary and Treasurer) have the power to take all action and sign all documents necessary to complete the acquisition of the selected assets of Quantum as contemplated in the Agreement.

     There being no further business, the meeting was adjourned.

                                   CERTIFICATE

     The undersigned secretary of the Corporation certifies that the above and foregoing are the true and correct minutes of the meeting of the Board of Directors held on the above stated date at which all directors present voted in favor of the action taken therein.

                                   ------------------------------------
                                   Marc I. Becker, Secretary

                               WAIVER OF NOTICE OF
                         BOARD OF DIRECTORS' MEETING OF
                           NETWORK LONG DISTANCE, INC.

     The undersigned directors do hereby waive all requirements as to notice of the time, place and purpose of the meeting of the Board of Directors of the Corporation held on _____________________, 1995 at Baton Rouge, Louisiana and of any adjournment of the meeting.

-----------------------------      -----------------------------
Marc I. Becker                     Michael M. Ross

-----------------------------      -----------------------------
J. M. Edelman, M.D.                Leon L. Nowalsky

-----------------------------      -----------------------------
Russell J. Page                    Timothy Sledz

                                   MINUTES OF
                 OF A SPECIAL MEETING OF THE BOARD OF DIRECTORS
                                       OF
                          QUANTUM COMMUNICATIONS, INC.

     A special meeting of the Board of Directors of Quantum Communications, Inc. (the "Corporation") was held on ___________________________, 1995 at
Lodi, California.

Directors present:  W.O. Yotty
                    -----------------------------
                    -----------------------------
                    -----------------------------

     The waiver of notice of this meeting was presented, read and signed by each director in attendance and the same was ordered filed.

     Whereupon a discussion commenced regarding the proposed sale of selected assets of the Corporation to Network Long Distance, Inc., a long distance telecommunications company based in Baton Rouge, Louisiana (the "Sale"). The President of the Corporation, Mr. Yotty, discussed the merits of the Sale as follows:

     Mr. Yotty explained the steps which had been taken by the Coporation's officers and counsel to examine the Sale. Mr. Yotty explained that several weeks of due diligence had been conducted by the Corporation and its financial and legal advisors and that a final draft of an Asset Purchase Agreement (the "Agreement") had been drafted. Mr. Yotty provided each Director a copy of the Agreement and orally described the terms and conditions of the Agreement.

     Mr. Yotty went on to explain the basic points of the Agreement as follows:

          The deal contemplates Quantum's Sale of selected accounts of retail end user customers (the "Accounts") and related assets (collectively, the "Assets") to Network.

          Network will pay the sum of approximately $1,700,000 for the Assets based on a multiple of 7.5 times Quantum's Net Toll Usage (as such term is defined in the Agreement) for the Measurement Period indicated in the Agreement and 80% of Quantum's Accounts Receivable.

          Payment of the foregoing amount shall be in the form of a combination of cash, restricted common stock and a promissory note.

     Mr. Yotty then proceeded to discuss the market considerations, risk factors and financial projections associated with the Sale.

     Mr. Yotty explained that all steps necessary to provide the Corporation with as much information about Network and the assets to be purchased as possible had been taken. Mr. Yoty expressed that, in his opinion, based on the due diligence conducted, the Corporation should go forward with the Sale.

     A proper quorum being present, and upon motion duly made, seconded and carried, it was:

     RESOLVED, that the chief executive officer of the Corporation, namely W.O. Yotty (President) has the power to take all action and sign all documents necessary to complete the Sale of the selected assets to Network as contemplated in the Agreement.

     There being no further business, the meeting was adjourned.

                                   CERTIFICATE

     The undersigned secretary of the Corporation certifies that the above and foregoing are the true and correct minutes of the meeting of the Board of Directors held on the above stated date at which all directors present voted in favor of the action taken therein.

                                   -----------------------------------
                                                    , Secretary
                                   -----------------

                               WAIVER OF NOTICE OF
                         BOARD OF DIRECTORS' MEETING OF
                          QUANTUM COMMUNICATIONS, INC.

     The undersigned directors do hereby waive all requirements as to notice of the time, place and purpose of the meeting of the Board of Directors of the Corporation held on _____________________________, 1995 at Lodi,
California and of any adjournment of the meeting.

----------------------------       -----------------------------
W.O. Yotty

----------------------------       -----------------------------